EXHIBIT 8(b)
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
(617) 338-2800
May 18, 2006
Re: Registration Statement on Form S-4
ADE Corporation
80 Wilson Way
Westwood Massachusetts 02090
Ladies and Gentlemen:
     We have acted as counsel for ADE Corporation, a Massachusetts corporation (the “Company”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of February 22, 2006 (the “Merger Agreement”) among the Company, KLA-Tencor Corporation, a Delaware corporation (“Parent”), and South Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
     In connection with this opinion, we have examined the Merger Agreement, the preliminary proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained in the related Registration Statement on Form S-4 (the “Registration Statement”), prepared and filed by Parent with the Securities and Exchange Commission (the “Commission”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) that the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) that the representations made by Parent (together with Merger Subsidiary) and the Company pursuant to Section 9.02(c) and Section 9.03(b) of the Merger Agreement are and will be true, complete and correct. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Parent (together with the Merger Subsidiary) and the Company referred to above, which we have assumed will be true as of the Effective Time.

ADE Corporation
     Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences.”
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the Commonwealth of Massachusetts, and we do not express any opinion herein concerning any law other than the federal law of the United States.
     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP